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Exhibit 99.1

For Immediate Release	Contact:	Christian Harper Weber Shandwick (212) 445-8135 charper@webershandwick.com
Dan Bustillos TMP Worldwide (212) 351-7084 dan.bustillos@tmp.com

TMP Worldwide Announces First Quarter 2002 Results

Highlights
•	Diluted Adjusted EPS of $0.14 In Line With Expectations
•	Adjusted Operating Expenses(1) Declined 21.9% from the First Quarter of 2001
•	Second Quarter 2002 Restructuring Charge of $75 Million Expected to Generate Approximately $30 Million in Cost Savings in 2002 and $50 Million in 2003
•	Monster Europe to Reach Breakeven in 2002
•	Monster is the 23rd Most Visited Internet Property According to Media Metrix; Achieved Record Traffic in First Quarter of 2002

        New York, May 7, 2002—TMP Worldwide Inc. (NASDAQ: TMPW), the world's leading supplier of human capital solutions, including the pre-eminent Internet career portal Monster®, today announced diluted adjusted earnings per share of $0.14 for the quarter ended March 31, 2002 compared with $0.22 for the first quarter of 2001, which is adjusted to exclude the after-tax effect of the amortization of goodwill of $0.04 per diluted share. Furthermore, diluted adjusted earnings per share exclude pre-tax merger and integration charges of $12.7 million in the first quarter of 2002 and $20.2 million in the first quarter of 2001. Including merger and integration costs, TMP reported diluted earnings per share of $0.06 for the first quarter of 2002, compared to $0.09 per share for the prior year period, as adjusted to exclude the after-tax effect of the amortization of goodwill.

        "We are pleased that we were able to meet our earnings target for the quarter. We strongly believe that the full value of the strategic and profitability initiatives we implemented in 2001 and early 2002 will become clearly evident as the economy rebounds," said Andrew J. McKelvey, Chairman and CEO of TMP Worldwide. "Despite the challenging market conditions, we have already begun to see evidence of increased cross-selling as a result of our strategic reorganization, which we initiated in the fourth quarter of 2001. For example, Hewlett-Packard ("HP") represents our success in cross-selling services and growing our client relationships. Through our Advertising & Communications division, TMP has been the exclusive provider of recruitment communications for HP in more than 20 countries for the last year. Early in the first quarter, we expanded this partnership to include TMP eResourcing, which sources, screens and places candidates worldwide, from Australia to Europe to the Americas, and to Monster, which HP uses as another key source to identify potential candidates. Similarly, eResourcing's relationship with AutoNation, the nation's largest retailer of new and used vehicles, led to an expanded multi-million dollar relationship in March that now includes a suite of services from Advertising & Communications, Response Management and Monster."

        Commenting on the first quarter, Jim Treacy, President and COO of TMP Worldwide, said, "Although there are some promising signs of an economic recovery, the employment market has not improved. The continued weakness in our markets is requiring a renewed emphasis on streamlining our operations. To this end, we are successfully working towards permanently reducing our cost structure, completing the integration of our previously closed acquisitions and maximizing our return on capital. Through the continued integration of acquisitions, we are able to improve the profitability of the acquired companies and eliminate redundancies, while capitalizing on their key assets and operating strengths to enhance our product offerings and drive sales to our Interactive operations. The strategic reorganization of TMP in November also provided us with the opportunity to reduce our operational inefficiencies. As a consequence of the strategic reorganization and continued economic weakness, we are taking a restructuring charge that will strongly position the Company for significant profit leverage when the economy rebounds."

        TMP Worldwide expects to take a pre-tax restructuring charge of approximately $75 million, or approximately $0.42 per diluted share on an after-tax basis, in the second quarter of 2002. Approximately $16 million of this charge is expected to be non-cash. The restructuring is a result of TMP's strategic initiatives to further streamline its operations, lower its cost structure, integrate businesses previously acquired and improve its return on capital. The charge will reflect employee severance related to staff reductions of approximately 525 employees and facility exit costs related to the consolidation of approximately 80 office locations.

        As a result of the restructuring initiative, TMP anticipates annualized pre-tax cost savings of approximately $50 million, or $0.27 per diluted share on an after-tax basis, for 2003. For 2002, approximately $30 million in savings, or $0.17 per diluted share on an after-tax basis, is expected to be realized. The cash savings are expected to be approximately $15 million for 2002 and approximately $30 million on an annualized basis.

First Quarter Financial Review

        The 2001 period results discussed herein are adjusted to exclude the amortization of goodwill. Total commissions and fees for TMP Worldwide declined by 22.9% to $290.8 million for the quarter ended March 31, 2002, down from $377.2 million in the first quarter of 2001. Total Interactive commissions and fees for TMP were $131.2 million for the first quarter, down 18.4% from the $160.7 million reported for the prior year period. The adjusted operating profit margin decreased to 8.6% for the first quarter of 2002, compared to 9.7% for the same period last year. Adjusted net income for the first quarter of 2002 was $15.6 million, compared to $24.8 million for the prior year period, a decline of 36.9%.

        Quarter versus quarter comparative results for TMP Worldwide are as follows (all numbers in thousands, except per share amounts):

Operating Highlights	1Q'02	1Q'01 (1)	% Change
Total Commissions & Fees	$290,817	$377,195	-23%
Adjusted Operating Income (2)	$24,883	$36,703	-32%
Adjusted Operating Margin (2)	8.6%	9.7%	-11%
Adjusted EBITDA (2)	$38,713	$46,135	-16%
Adjusted Net Income (3)	$15,643	$24,794	-37%
Diluted Adjusted EPS (4)	$0.14	$0.22	-36%
Diluted Weighted Avg. Shares	114,407	113,003	1%

        The adjusted operating income, operating margin, EBITDA, net income and diluted EPS amounts discussed herein reflect adjustments made to exclude merger and integration costs incurred in connection with companies acquired using the pooling of interests method of accounting and the tax benefits thereon (please see the Endnotes). Such costs include transaction and integration costs for the mergers completed in the twelve months preceding the end of the respective year-to-date periods, including the consolidation of acquired facilities, amortization of employee stay bonuses, separation pay and office and management integration costs.

        The following tables include expanded disclosure for quarter versus quarter comparative results for TMP Worldwide's commissions and fees, adjusted operating income (loss) and adjusted operating margin by operating division ($ in thousands):

	For The Three Months Ended March 31, 2002
Segment Data	Monster	Advertising & Communications	eResourcing	Executive Search	Directional Marketing	Monster- moving	Total
Total Commissions & Fees	$108,753	$44,535	$91,563	$17,762	$25,272	$2,932	$290,817
% Interactive Commissions & Fees	100.0%	16.0%	12.2%	—	4.6%	100.0%	45.1%
Adjusted Operating Income (Loss)(2)	$27,271	$(1,148)	$(6,321)	$(3,244)	$8,831	$(506)	$24,883
Adjusted Operating Margin(2)	25.1%	-2.6%	-6.9%	-18.3%	34.9%	-17.3%	8.6%
	For The Three Months Ended March 31, 2002
Segment Data*	Monster	Advertising & Communications	eResourcing	Executive Search	Directional Marketing	Monster- moving	Total
Total Commissions & Fees	$133,242	$59,869	$125,611	$31,499	$23,387	$3,587	$377,195
% Interactive Commissions & Fees(2)	100.0%	17.2%	9.7%	0.0%	6.1%	100.0%	42.6%
Adjusted Operating Income (Loss)(2)	$33,292	$(565)	$4,556	$480	$2,588	$(3,648)	$36,703
Adjusted Operating Margin(2)	25.0%	-0.9%	3.6%	1.5%	11.1%	-101.7%	9.7%

*
Adjusted to exclude the amortization of goodwill.

	For The Three Months Ended March 31, 2002 compared with 2001
Comparative Segment Data	Monster	Advertising & Communications	eResourcing	Executive Search	Directional Marketing	Monster- moving	Total
Total Commissions & Fees	$(24,489)	$(15,334)	$(34,048)	$(13,737)	$1,885	$(655)	$(86,378)
Adj. Operating Income (Loss)(2)	$(6,021)	$(583)	$(10,877)	$(3,724)	$6,243	$3,142	$(11,820)
% Change:
• Commissions & Fees	-18.4%	-25.6%	-27.1%	-43.6%	8.1%	-18.3%	-22.9%
• Adj. Operating Income (Loss)	-18.1%	-103.2%	-238.7%	-775.8%	241.2%	86.1%	-32.2%

        Mr. Treacy explained, "Our ability to generate top-line growth continues to be impaired by lowered corporate spending on human capital services. To strengthen our customer relationships during this difficult time, we implemented a major customer study at Monster, which focused on specific buying behavior and use by employers. This initiative enabled us to improve our marketing tactics and refine our product offerings, thereby maximizing the value to our customers by targeting our expertise to match our clients' needs. As a result, TMP is positioned to better weather the existing conditions, gaining greater share of wallet and even greater share of the Interactive market when growth in our markets improves."

        Jeff Taylor, Founder and Chairman of Monster, added, "We continue to focus on introducing new revenue-generating products and services to prospective and existing client companies. A prime example is our first quarter launch of TriState JobMatch [www.jobmatch.com], the initial offering of Monster JobMatch, which is an initiative focused on the employment needs of hourly workers and the companies that employ them. We believe this is an exceptional opportunity for TMP to expand its client and consumer reach in an extremely attractive market, as the non-exempt market makes up more than 70 percent of the U.S. labor market and is largely untapped in the online space."

Strong Balance Sheet Continues to Provide Financial Flexibility

        As of March 31, 2002, TMP Worldwide had $277.8 million in cash and cash equivalents on the balance sheet, a decrease of 18.4% compared to $340.6 million as of December 31, 2001. The decrease in cash is primarily a result of payments to Yellow Page publishers, a first quarter 2002 phenomenon, partially offset by positive cash flow from TMP's other operations. Consequently, cash flow used by operations in the first quarter of 2002 was $41.3 million. In addition, capital expenditures were $9.2 million, capitalized cash payments for integration of businesses accounted for as purchases were $10.8 million, and debt repayments were $6.6 million. These amounts were partially offset by $5.1 million received from the exercise of employee stock options.

        The Company continues to focus on working capital management, as evidenced by the improvement in Days Sales Outstanding ("DSOs") to 64 days in the first quarter, as compared to 67 days for the quarter ended December 31, 2001. Deferred Interactive revenue as of March 31, 2002 was $113.8 million, down $3.5 million or 3.0%, from $117.3 million for the fourth quarter of 2001, which is an improvement from the sequential decline of 7.8% from September 30, 2001 to December 31, 2001 and the sequential decline of 14.9% from June 30, 2001 to September 30, 2001.

Outlook

Restructuring Charge

        As discussed, TMP expects to take a restructuring charge of approximately $75 million, or $0.42 per diluted share on an after-tax basis, in the second quarter of 2002. TMP expects that this charge will benefit operating income and earnings by $30 million, or $0.17 per diluted share, and by $50 million, or $0.27 per diluted share, for 2002 and 2003, respectively.

Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets"

        TMP Worldwide adopted SFAS No. 142 effective January 1, 2002 and is currently in the process of implementation. On a preliminary basis, the Company anticipates that the write-off will be approximately $450 million, as compared with a total net goodwill at December 31, 2001 of $920.6 million. The goodwill write-off will be recorded as a one-time, non-cash charge in the second quarter of 2002. The charge will be reflected as a cumulative effect of a change in accounting principle and will have no impact on the Company's operating income or cash flows. The write-offs for the four affected segments are as follows: eResourcing and Advertising & Communications will be as much as $265 million and $135 million, respectively, which represents approximately as much as 61% and 53%, respectively of these segments' total goodwill. The write-offs for Executive Search and Monstermoving will be as much as $24 million and $29 million respectively, in each case 100% of their total goodwill.

        As previously disclosed, the Company is benefiting from the positive impact of the elimination of goodwill amortization under SFAS No. 142. Goodwill amortization was $5.2 million pre-tax, or $0.04 in diluted earnings per share, net of tax, in the first quarter of 2001 and for the full-year 2001 was $23.8 million pre-tax, or $0.18 in diluted earnings per share, net of tax.

Second Quarter Guidance

        TMP's expectations for the second quarter, discussed below, exclude merger and integration costs, which are expected to be less than $5 million, the restructuring charge, and the one-time charge for the impairment of goodwill ($ in millions, except per share amounts):

	2Q '02*	2Q '01(1)	% Change
Commissions & Fees	$294.0	$383.6	-23%
Adjusted Operating Income(2)	$25.0	$58.0	-57%
Adjusted EBITDA(2)	$39.0	$73.0	-47%
Adjusted Diluted EPS(4)	$0.14	$0.36	-61%
*
Expectations

        The Company is also providing a greater level of detail with regard to its expectations by business segment. For the second quarter of 2002, TMP Worldwide anticipates segment performance after overhead allocation as follows ($ in millions):

	Commissions & Fees	Operating Margin
Monster	$111.0	25%
Monstermoving	$4.0	-19%
Advertising & Communications	$44.0	4%
eResourcing	$96.0	-3%
Executive Search	$19.0	0%
Directional Marketing	$20.0	-2%
Total	$294.0	9%

Full-Year 2002 Guidance

        Due to continuing economic uncertainty, TMP Worldwide is revising its previously announced expectations for the full-year 2002, which previously assumed an economic rebound late in the third and fourth quarter. The expectations for the year 2002, discussed below, exclude merger and integration costs, the restructuring charge, and the one-time charge for the impairment of goodwill ($ in millions, except per share amounts):

	FY 2002*	FY 2001(1)	% Change
Commissions & Fees	$1,244.0	$1,448.1	-14.1%
Marketing & Promotion	$140.0	$196.1	-28.6%
Adjusted Operating Income(2)	$160.0	$209.7	-23.7%
Adjusted EBITDA(2)	$215.0	$262.5	-18.1%
Adjusted Diluted EPS(4)	$0.90	$1.27	-29.1%
*
Expectations

        For the full-year, TMP Worldwide anticipates segment performance after overhead allocation as follows ($ in millions):

	Commissions & Fees	Operating Margin
Monster	$472.0	26%
Monstermoving	$16.0	-4%
Advertising & Communications	$178.0	6%
eResourcing	$402.0	3%
Executive Search	$81.0	-2%
Directional Marketing	$95.0	18%
Total	$1,244.0	13%

Full-Year 2003 Guidance

        TMP Worldwide does not expect a robust economic environment in 2003; however, the Company does expect to realize modest revenue growth over 2002. As a result of the cost reduction initiatives that TMP has been focusing on since mid-2001 and the $50 million in expected annualized savings due to the second quarter 2002 restructuring charge, TMP expects to benefit from significant profit leverage when the economy rebounds. On expected total commissions and fees of $1.35 billion, TMP anticipates diluted earnings per share of approximately $1.30 for the full-year 2003. There will not be any merger and integration charges or restructuring charges for the full-year 2003, and total marketing and promotion is anticipated to be approximately $185 million.

        Michael Sileck, TMP Worldwide Chief Financial Officer, commented, "Although we have seen some indications that our business is stabilizing, we have not yet seen a sustained trend of improvement in our markets. While we cannot predict when the economy will rebound, we believe that our revised expectations outlined today are achievable. We have undergone an extensive review of our operations and have a high level of confidence in our ability to meet our targets. Furthermore, the significant actions that we are taking to reduce our cost structure provide a strong foundation for earnings growth when our markets improve. We also continue to expect that Monster Europe will reach breakeven in 2002, which should contribute meaningfully to improved future profitability. In short, we are extremely committed to delivering on our revenue, EBITDA and earnings goals for our shareholders."

About TMP Worldwide

        Founded in 1967, TMP Worldwide Inc., with more than 10,000 employees in 32 countries, is the online recruitment leader, the world's largest Recruitment Advertising agency network, and one of the world's largest Executive Search & Executive Selection agencies. TMP Worldwide, headquartered in New York, is also the world's largest Yellow Pages advertising agency and a provider of direct marketing services. The Company's clients include more than 90 of the Fortune 100 and more than 480 of the Fortune 500 companies. In June 2001, TMP Worldwide was added to the S&P 500 Index. More information about TMP Worldwide is available at www.tmp.com.

        Monster, headquartered in Maynard, Mass., is the leading global careers website, recording over 43 million unique visits during the month of March 2002 according to independent research conducted by I/PRO. Monster connects the most progressive companies with the most qualified career-minded individuals, offering innovative technology and superior services that give them more control over the recruiting process. The Monster global network consists of local content and language sites in the United States, United Kingdom, Australia, Canada, the Netherlands, Belgium, New Zealand, Singapore, Hong Kong, France, Germany, Ireland, Spain, Luxembourg, India, Italy, Sweden, Norway, Denmark, Switzerland, Finland and Scotland. Monster is the official online career management services sponsor of the 2002 Olympic Winter Games and 2002 and 2004 U.S. Olympic Teams. More information about Monster is available at www.monster.com or by calling 1-800-MONSTER.

        Condensed consolidated statements of operations for the three months ending March 31, 2002 and 2001 and condensed consolidated balance sheets for March 31, 2002, and December 31, 2001 for TMP Worldwide Inc. and subsidiaries follow. For an investment kit, please contact Dan Bustillos at (212) 351-7084 or visit www.tmp.com.

        First quarter 2002 results will be discussed on TMP Worldwide's quarterly conference call taking place on May 8, 2002. To join the conference call, please dial in on 1-800-348-6409 at 8:20 AM EST. For those outside the United States, please call in on 1-212-676-5029. The call will begin promptly at 8:30 AM E.S.T. Individuals can also access TMP Worldwide's quarterly conference call through Yahoo! Finance at www.yahoo.com and the investor information section of the Company's website at www.tmp.com. Interactive Metrics for TMP Worldwide and Monster are available at www.monster.com or www.tmp.com.

Endnotes

1
Prior period results have been retroactively restated to reflect the effects of acquisitions accounted for as pooling of interests that were completed prior to June 30, 2001. TMP has not completed any pooling of interests transactions subsequent to that date. In addition, prior period results are adjusted to exclude the effects of merger and integration costs and goodwill amortization.

2
Operating income, operating margin and EBITDA have been adjusted to exclude the effects of merger and integration costs and goodwill amortization. For the three months ended March 31, 2002 and 2001, merger and integration costs were $12.7 million and $20.2 million, respectively, and goodwill amortization for the March 2001 quarter was $5.2 million. For the three months ended June 30, 2001, merger and integration costs and goodwill amortization were $21.5 million and $5.5 million, respectively. For the full-year ended December 31, 2001, merger and integration costs and goodwill amortization were $72.5 million and $23.8 million, respectively.

3
Net income has been adjusted to exclude the after-tax effects of merger and integration costs and for the 2001 periods, the amortization of goodwill. The after-tax merger and integration costs were $9.3 million and $14.6 million for the three months ended March 31, 2002 and 2001, respectively and the after-tax amount of goodwill amortization for the March 2001 quarter was $4.5 million.

4
Available to common and Class B shareholders after excluding merger and integration costs and for 2001 goodwill amortization, net of the tax benefits thereon.

Special Note: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company's strategic direction, prospects and future results. Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

TMP WORLDWIDE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended March 31,
(in thousands, except per share amounts)
(unaudited)

	2002	2001*
Gross billings:
Interactive	$138,744	$182,730
Advertising & Communications	171,373	231,324
eResourcing	83,656	116,827
Executive Search	17,762	31,489
Directional Marketing	145,484	129,726

Total gross billings	$557,019	$692,096

Commissions & fees:
Interactive	$131,181	$160,715
Advertising & Communications	37,425	49,547
eResourcing	80,349	113,486
Executive Search	17,762	31,489
Directional Marketing	24,100	21,958

Total commissions & fees	290,817	377,195

Operating expenses:
Salaries & related	163,985	198,523
Office & general	70,705	86,645
Marketing & promotion	30,329	54,677
Merger & integration	12,713	20,193
Amortization of intangibles	915	5,888

Total operating expenses	278,647	365,926

Operating income	12,170	11,269

Other income (expense):
Interest income, net	298	5,046
Other, net	(872)	(2,090)

Total other income (expense), net	(574)	2,956

Income before income taxes and minority interests	11,596	14,225
Provision for income taxes	5,360	8,712

Income before minority interests	6,236	5,513
Minority interests	(67)	(181)

Net income applicable to common and Class B common stockholders	$6,303	$5,694

Adjusted net income:
Net income	$6,303	$5,694
Goodwill amortization, net of tax	—	4,513

Net income adjusted for goodwill amortization	6,303	10,207
Merger & integration	12,713	20,193
Tax benefit of M&I costs	(3,373)	(5,606)

Adjusted net income	$15,643	$24,794

*
Restated to reflect pooling of interests transactions completed through June 30, 2001.

	2002	2001*
Net income per common and Class B common share:
Basic	$0.06	$0.05

Diluted	$0.06	$0.05

Net income adjusted for goodwill amortization per common and Class B common share:
Basic	$0.06	$0.09

Diluted	$0.06	$0.09

Adjusted net income per common and Class B common share:
Basic	$0.14	$0.23

Diluted	$0.14	$0.22

Weighted average shares outstanding:
Basic	111,186	107,965

Diluted	114,407	113,003

Adjusted EBITDA **	$38,713	$46,135

**
Earnings before interest, income taxes, depreciation and amortization are adjusted to exclude the effects of merger & integration costs for transactions accounted for as poolings of interests. EBITDA is presented to provide additional information about the Company's ability to meet its future debt service, capital expenditures and working capital requirements, and is one of the measures which determines the Company's ability to borrow under its credit facility. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of the Company's profitability or liquidity.

TMP WORLDWIDE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Mar. 31, 2002	Dec. 31, 2001
Assets:
Cash and cash equivalents	$277,772	$340,581
Accounts receivable, net	498,180	507,373
Property and equipment, net	185,166	192,695
Intangibles, net	941,952	939,847
Other assets	207,191	225,866

Total Assets	$2,110,261	$2,206,362

Liabilities and Stockholders' Equity:
Accounts payable and accrued expenses	$597,884	$647,229
Accrued integration and restructuring	43,994	44,121
Deferred commissions and fees	135,416	139,100
Other liabilities	14,554	70,686
Debt	69,329	75,964

Total Liabilities	861,177	977,100
Stockholders' Equity	1,249,084	1,229,262

Total Liabilities and Stockholders' Equity	$2,110,261	$2,206,362

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TMP Worldwide Announces First Quarter 2002 Results
TMP WORLDWIDE INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Three Months Ended March 31, (in thousands, except per share amounts) (unaudited)
TMP WORLDWIDE INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)